Prospectus Supplement                                                              RATINGS:
(TO PROSPECTUS DATED MARCH 30, 2004)                               STANDARD & POOR'S: "AAA"
                                                                             MOODY'S: "AAA"
                                                                     (SEE "RATINGS" HEREIN)

Entergy New Orleans, Inc.

$40,000,000
INSURED QUARTERLY FIRST MORTGAGE BONDS,
5.65% SERIES DUE SEPTEMBER 1, 2029

INTEREST PAYABLE MARCH 1, JUNE 1, SEPTEMBER 1 AND DECEMBER 1

Issue price: 100.00%

We are offering $40 million of our Insured Quarterly First Mortgage Bonds, 5.65% Series due September 1, 2029. We will pay interest on the bonds on March 1, June 1, September 1 and December 1 of each year. The first interest payment on the bonds will be made on December 1, 2004. The bonds will be issued in denominations of $1,000 and integral multiples thereof.

The bonds will be redeemable at our option, in whole or in part, at any time on or after September 1, 2009, prior to maturity of the bonds, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date. Purchasers also have the right to tender their bonds for redemption by us, in whole or in part, under the circumstances and at the redemption prices described in this prospectus supplement. We will also redeem the bonds, subject to limitations, at the option of the representative of any deceased beneficial owner of the bonds.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage, which has the benefit of a first mortgage lien on substantially all of our property.

Payment of the principal of and interest on the bonds when due will be insured by a surety bond to be issued by Financial Guaranty Insurance Company simultaneously with the delivery of the bonds.

                                     [LOGO]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the bonds involves risks. See "Risk Factors" beginning on page S-4.

                                                              Price to       Underwriting   Proceeds
                                                              Public         Discounts      to Us
Per bond                                                      100.00%        3.15%          96.85%
Total.......................................................  $40,000,000    $1,260,000     $38,740,000

The price to public will also include any interest that has accrued on the bonds since their issue date if delivered after that date.

The bonds will not be listed on any securities exchange. Currently, there is no public market for the bonds.

The underwriters expect to deliver the bonds to investors through the book-entry delivery system of The Depository Trust Company on or about August 17, 2004.

JPMorgan                                                                            Edward Jones

August 10, 2004

    You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the date these documents were filed with the SEC. We are not making an offer of the bonds in any state where the offer is not permitted.

                            ------------------------

                               TABLE OF CONTENTS

                                                                Page
                                                              --------
                        Prospectus Supplement

Where You Can Find More Information.........................     S-3
Risk Factors................................................     S-4
Forward-Looking Information.................................     S-6
Entergy New Orleans, Inc....................................     S-8
Selected Financial Information..............................     S-8
Use of Proceeds.............................................     S-9
Description of the Bonds....................................     S-9
Bond Insurance..............................................    S-15
Ratings.....................................................    S-18
Underwriting................................................    S-19
Experts.....................................................    S-20
Legality....................................................    S-20
Appendix A--Form of Redemption Request......................     A-1
Appendix B--Specimen Surety Bond............................     B-1

                              Prospectus
Risk Factors................................................       1
Forward-Looking Information.................................       3
About this Prospectus.......................................       4
Entergy New Orleans, Inc....................................       4
Ratios of Earnings to Fixed Charges.........................       4
Where You Can Find More Information.........................       5
Use of Proceeds.............................................       5
Description of the Bonds....................................       6
Experts.....................................................      11
Legality....................................................      11
Plan of Distribution........................................      11

                            ------------------------

    In this prospectus supplement, "we," "us," "our" and "Entergy New Orleans" refer to Entergy New Orleans, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. In addition to the documents listed under "Where You Can Find More Information" in the accompanying prospectus, we incorporate by reference our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, our Current Report on Form 8-K dated March 11, 2004 (filed
April 13, 2004), and any future filings that we make with the SEC under the Securities Exchange Act of 1934 if the filings are made prior to the time that all of the bonds are sold in this offering. You can also find more information about us from the sources described under "Where You Can Find More Information" in the accompanying prospectus.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION WE HAVE INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW, AS WELL AS THE FACTORS LISTED IN "FORWARD-LOOKING INFORMATION" IMMEDIATELY FOLLOWING THE RISK FACTORS. THESE RISK FACTORS UPDATE AND RESTATE THE RISK FACTORS CONTAINED IN THE ACCOMPANYING PROSPECTUS AND THEREFORE ARE INTENDED TO SUPERSEDE THOSE RISK FACTORS.

    Ratepayers have instituted the proceedings described below against us in which we have significant potential exposure. A final adverse decision in any of these proceedings could result in a material decrease in our revenues and cash flow.

    - A group of residential and business ratepayers commenced a proceeding before the New Orleans City Council (the "Council") in which they allege that we overcharged ratepayers by at least $300 million since 1975 in violation of limits on our rate of return allegedly established by ordinances passed by the Council in 1922 and that we should be required to refund between $240 and $825 million to our ratepayers. The plaintiffs seek, among other things, (i) a declaratory judgment that such ordinances have been violated; and (ii) a remand to the Council for the establishment of the amount of overcharges plus interest. We filed testimony stating that we have charged only those rates authorized by the Council in accordance with applicable law and that no refund is therefore warranted. Discovery is ongoing. The Council denied a motion filed by the plaintiffs seeking the recusal of the Council and the disqualification of the advisors representing the Council in this proceeding. The plaintiffs appealed the ruling and in October 2003, the court of appeal affirmed the decision of the trial court. In November 2003, the plaintiffs filed a writ application seeking relief at the Louisiana Supreme Court, which was denied in February 2004. In December 2003, the advisors for the Council filed a motion to bifurcate the hearing in this matter, such that the effect of the provision of the 1922 ordinance in setting lawful rates would be considered first. Only if it is determined that this provision establishes a limitation would the remaining issues be reached. In
      April 2004, the Council adopted a resolution granting the advisors' motion to bifurcate and setting for hearing in January 2005 the merits of the issue of the proper effect to be given to the 1922 ordinance in setting lawful rates.

    - A group of ratepayers filed a complaint with the Council alleging that we and certain of our affiliates engaged in fuel procurement and power purchasing practices and included certain costs in our fuel adjustment charges that could have resulted in our customers being overcharged by more than $100 million over a period of years. In February 2004, the Council approved a resolution that results in a refund to customers of $11.3 million, including interest, during the months of June through September 2004. Management believes that it has adequately provided for the liability associated with this proceeding. The resolution concludes, among other things, that the record does not support an allegation that our actions or inactions, either alone or in concert with any of our affiliates, constituted a misrepresentation or a suppression of the truth made to obtain for us an unjust advantage or to cause loss, inconvenience or harm to our ratepayers. The plaintiffs have appealed this Council resolution to the Civil District Court for the Parish of Orleans, Louisiana ("CDC"). Oral argument on the plaintiffs' appeal is scheduled for February 2005. The plaintiffs had also filed a companion proceeding in the CDC seeking damages for various alleged state law causes of action, including treble damages for alleged injuries arising from our alleged violation of Louisiana antitrust laws, based on factual allegations similar to the factual allegations that the plaintiffs made in their complaint filed with the Council. We filed exceptions to the plaintiffs' allegations, asserting, among other things, that jurisdiction over these issues rests with the Council and the Federal Energy Regulatory Commission ("FERC"). If necessary, at the appropriate time, we will also raise our defenses to the antitrust claims. In March 2004, the plaintiffs supplemented and amended their class action petition. The companion suit in the CDC was stayed by stipulation of the parties until final disposition of the plaintiffs' appeal from the proceeding discussed in the paragraph above.

    Although we think that the allegations against us in these proceedings are without merit and we intend to defend them vigorously, an adverse determination in any of these proceedings is possible. In view of the monetary amounts at issue, a final adverse determination may possibly result in a material decrease in our revenues and cash flow.

    In addition to these proceedings, the Council institutes from time to time inquiries into various matters concerning our business, financial condition, financial arrangements, and agreements. These inquiries are made in various forms and may include a letter or the initiation of a docketed proceeding.

    Adverse outcomes with respect to the appeal of our Rate Settlement Agreement with the Council or the FERC proceeding relating to the power purchase agreements comprising our resource plan could have a material adverse effect on our results of operations and financial condition.

    On May 15, 2003, the Council approved an agreement (the "Rate Settlement Agreement") with us that settled several matters pertaining to (1) our application for an increase in our electric and gas base rates, (2) our application for authorization to enter into certain contracts for the purchase of capacity and energy, and (3) the participation by the Council in a proceeding brought by it and the Louisiana Public Service Commission before the FERC concerning rough production cost equalization under the system agreement among us and certain of our affiliates (the "System Agreement"). The terms of the Rate Settlement Agreement with the Council provide for, among other things, the following:

    - an increase in our electric base rates by $18.4 million annually and an increase in our gas base rates by $11.8 million annually, that began with the first billing cycle in June 2003;

    - the implementation of separate formula rate plans for electric and gas services that will be in effect until 2005 and that provide for a midpoint return on equity of 11.25%, based upon a capital structure that includes a target equity component of 42%, and that provide for us to earn a return on equity between 10.25% and 12.25% for our electric operations and between 11.0% and 11.5% for our gas operations, with earnings in those ranges not resulting in a change in rates;

    - the implementation of a generation performance-based rate calculation in our electric fuel adjustment clause that will provide us with incentives to reduce our fuel and purchased power costs, such incentives being in the form of shared savings where we receive 10% of all such savings in excess of $20 million, based on a defined benchmark, subject to a limit of a 13.25% return on equity for our electric operations as provided for in the electric formula rate plan, and we bear 10% of any "negative" fuel and purchased power cost savings;

    - the authorization for us to enter into certain agreements, including a capacity purchase call option and three power purchase agreements (collectively, the "PPAs") with certain of our affiliates, such PPAs being subject to the approval of the FERC; and

    - the withdrawal by the Council as a complainant in the proceeding before the FERC concerning the System Agreement.

    In the resolution approving the terms of the Rate Settlement Agreement, the Council indicated that, if the Council decided in favor of the ratepayers in either Council proceeding described in the immediately preceding Risk Factor, the impact of any such decision on the Rate Settlement Agreement would have to be determined. The Council also indicated in such resolution that the terms and conditions of our PPAs authorized by the Rate Settlement Agreement are fundamental to the Rate Settlement Agreement and, as a result of a decision of the FERC in the proceeding concerning the System Agreement or any FERC order requiring a material change in the terms and conditions of the PPAs, the Council may initiate an investigation to determine what prospective action, if any, would be warranted by any such FERC decision or order to preserve the benefits that were otherwise projected to accrue to ratepayers under the Rate Settlement Agreement. On June 6, 2003, certain ratepayer-intervenors appealed the Council's approval of the Rate Settlement Agreement to the CDC. However, the rates established under the terms of the Rate Settlement Agreement remain in effect while the appeal is pending. We and the Council have opposed the appeal but cannot predict its outcome.

    In accordance with the terms of the Rate Settlement Agreement, on June 6, 2003, the Council withdrew as a complainant in the System Agreement proceeding before the FERC, but continues to participate as an intervenor. In April 2004, the Council issued a resolution directing Entergy Louisiana, Inc. and us to notify the Council and obtain prior approval for any action that would materially modify, amend, or terminate the System Agreement for us or certain of our affiliates. We and Entergy Louisiana appealed the Council's resolution on the basis that the imposition of this requirement with respect to the System Agreement, a FERC-approved tariff, exceeds the Council's jurisdiction and authority. In July 2004, the Council answered the appeal and filed a third party demand and counterclaim against us and certain of our affiliates, seeking a declaratory judgment that we and certain of our affiliates cannot terminate the System Agreement until obligations owed under the Rate Settlement Agreement are satisfied.

    On May 30, 2003, the FERC accepted for filing the PPAs with certain of our affiliates that comprise part of our resource plan, with the contracts becoming effective on June 1, 2003, subject to refund. The FERC also established a hearing process to review the justness and reasonableness of the PPAs. Several parties have intervened or filed protests regarding the request-for-proposals process and the PPAs filed with the FERC. The hearing on the PPAs has commenced. We cannot predict the outcome of this proceeding.

                          FORWARD-LOOKING INFORMATION

    From time to time, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors (in addition to others described elsewhere in this prospectus supplement and in subsequent securities filings) include:

    - resolution of pending and future rate cases and negotiations, including various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's System Agreement and our utility supply plan;

    - our ability to reduce our operation and maintenance costs, including the uncertainty of negotiations with unions to agree to such reductions;

    - the performance of our generating plants;

    - the prices and availability of power we must purchase for our utility customers;

    - changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund capital expenditures;

    - actions of rating agencies, including changes in the ratings of debt and preferred stock, and changes in the rating agencies' ratings criteria;

    - changes in inflation and interest rates;

    - volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities;

    - changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes our service territory, and the establishment of market power criteria by the FERC;

    - changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;

    - uncertainty regarding the establishment of permanent sites for spent nuclear fuel storage and disposal;

    - changes in law resulting from proposed energy legislation;

    - changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;

    - the economic climate, and particularly growth in our service territory;

    - variations in weather, hurricanes, and other disasters;

    - advances in technology;

    - the potential effects of threatened or actual terrorism and war;

    - the success of our strategies to reduce current tax payments;

    - the effects of litigation and government investigations;

    - changes in accounting standards, corporate governance and securities law requirements; and

    - our ability to attract and retain talented management and directors.

                           ENTERGY NEW ORLEANS, INC.

    Entergy New Orleans, Inc. is a corporation organized under the laws of the State of Louisiana. We have our principal office at 1600 Perdido Street, New Orleans, Louisiana 70119, telephone (504) 670-3600. We are a wholly owned subsidiary of Entergy Corporation. We are an electric and gas public utility company providing services to customers in New Orleans, Louisiana since 1926.

                         SELECTED FINANCIAL INFORMATION
                             (Dollars in Thousands)

    You should read our selected financial information set forth below in conjunction with the financial statements and other financial statements and other financial information contained in the documents incorporated by reference.

                                                       For the Twelve Months Ended
                               ---------------------------------------------------------------------------
                                                                     December 31,
                                June 30,     -------------------------------------------------------------
                                  2004         2003         2002          2001         2000        1999
                               -----------   ---------   -----------   -----------   ---------   ---------
                               (Unaudited)
Income Statement Data:
  Operating Revenues.........    $715,148    $654,016    $507,874      $630,850      $640,290    $507,788
  Operating Income...........      50,862      27,918      17,350         7,050        39,386      42,536
  Interest Expense (net).....      17,246      16,961      22,261        14,656        12,377      14,680
  Net Income (Loss)..........      22,039       7,859        (230)       (2,195)       16,518      18,961
  Ratio of Earnings to Fixed
    Charges(1)...............        2.92        1.73          --(2)         --(3)       2.66        3.00

                                                               As of June 30, 2004
                                                              ----------------------
                                                                Amount      Percent
                                                              -----------   --------
                                                              (Unaudited)
Balance Sheet Data:
  Common Stock and Paid-in Capital..........................    $ 70,038      17.5%
  Retained Earnings.........................................      80,068      20.1%
                                                                --------     -----
    Total Common Shareholder's Equity.......................     150,106      37.6%
  Preferred Stock (without sinking fund)....................      19,780       5.0%
  First Mortgage Bonds......................................     229,253      57.4%
                                                                --------     -----
    Total Capitalization....................................    $399,139     100.0%
                                                                ========     =====

------------------------

(1) "Earnings" as defined by Item 503(d) of Regulation S-K of the SEC represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments--net and (d) fixed charges. "Fixed Charges" as defined by Item 503(d) of Regulation S-K of the SEC include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.

(2) Earnings for the twelve months ended December 31, 2002 were not adequate to cover fixed charges by $0.7 million.

(3) Earnings for the twelve months ended December 31, 2001 were not adequate to cover fixed charges by $6.6 million.

                                USE OF PROCEEDS

    We anticipate our net proceeds from the sale of the bonds will be approximately $37.8 million after deducting underwriting discounts and estimated offering expenses, including the initial premium for the surety bond. We will use the net proceeds we receive from the issuance and sale of the bonds, together with other available corporate funds, to redeem prior to maturity
(1) $30 million in principal amount of our General and Refunding Mortgage Bonds, 7.55% Series due September 1, 2023, at a redemption price of 103.34% of the principal amount thereof plus accrued interest thereon to the redemption date, and (2) a portion of $45 million in principal amount of our General and Refunding Mortgage Bonds, 8% Series due March 1, 2023, at a redemption price of 103.30% of the principal amount thereof plus accrued interest thereon to the redemption date. Pending the use of the net proceeds in connection with these redemptions, we intend to make these funds available for use through the Entergy system money pool.

                            DESCRIPTION OF THE BONDS

Interest and Maturity

    We are offering $40 million of Insured Quarterly First Mortgage Bonds, 5.65% Series due September 1, 2029 under the mortgage described in the accompanying prospectus. We will pay interest on the bonds on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2004. As long as the bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day immediately preceding such interest payment date. Interest starts to accrue from the date that the bonds are issued. The bonds will be issued on the basis of property additions. As of June 30, 2004, approximately $32 million of first mortgage bonds could have been issued on the basis of retired bond credits and approximately $133 million on the basis of property additions. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6.65% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

    Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed. If any interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

    "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

Form

    The bonds will be issued in denominations of $1,000 and integral multiples thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, premium, if any, and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading "Description of the Bonds--Book-Entry Only Securities."

Optional Redemption of Bonds

    We may redeem the bonds, in whole or in part, at our option, on not less than 30 days nor more than 60 days notice, at any time on or after September 1, 2009, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date; provided, however, in the event that the City of New Orleans takes or acquires all or substantially all of our property subject to our mortgage as described under "--Redemption of Bonds at Option of Holders," during the period commencing on the occurrence of such event and ending on the day following the date that the bonds are redeemable by us as described under "--Redemption of Bonds at Option of Holders," the redemption price shall be 101% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

    If we elect to partially redeem the bonds, the particular bonds to be redeemed shall be selected by the corporate trustee by such method as the corporate trustee shall deem fair and appropriate.

    If, at the time notice of redemption is given, the redemption monies are not held by the corporate trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received. Unless we default in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the bonds or the portions thereof called for redemption.

    We may apply cash we deposit under any provision of our mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series including the bonds offered by this prospectus supplement.

Redemption of Bonds at Option of Holders

    The terms of the franchise ordinances pursuant to which we provide electric and gas service to the City of New Orleans state that the City has a continuing option to purchase our electric and gas properties. If all or substantially all of our property subject to our mortgage is taken or acquired by the City of New Orleans or any instrumentality or designee thereof, upon the consummation of this taking or acquisition, we have agreed to direct the corporate trustee to send a written notice to each registered holder of bonds then outstanding stating that each such holder has the right to require us to redeem its bonds, in whole or in part, at the special redemption price of 101% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

    Upon the mailing of notice by the corporate trustee, each holder will have 45 days to deliver written notice to the corporate trustee of such holder's intent to have its bonds redeemed by us in accordance with the preceding paragraph on the 60th day following the date of the notice upon delivery and surrender of such bond. Only Cede & Co., DTC's nominee, as the registered holder of the bonds, may elect to have bonds so redeemed. Accordingly, beneficial owners that desire to elect to have bonds so redeemed must instruct the participant through which they own their interest to direct DTC to elect to have their bonds so redeemed on their behalf by sending the requisite written notice to the corporate trustee. In order to ensure that the corporate trustee receives the requisite written notice in a timely fashion, the applicable beneficial owner should consult the participant through which it owns an interest in the bonds for the participant's deadline for receiving instructions of this type. Participants may have different deadlines for accepting instructions from their customers.

Exchange or Redemption of Bonds upon Merger or Consolidation

    We have not waived our right under our mortgage to make an exchange offer for all outstanding first mortgage bonds under the circumstances described in the accompanying prospectus under the heading "Description of the Bonds--Redemption and Purchase--Exchange or Redemption upon Merger or Consolidation". Accordingly, if this type of exchange offer is made, holders of all outstanding first mortgage bonds, including the bonds, either must accept the exchange offer or tender their bonds to us for redemption at a redemption price of 100% of the principal amount of the bonds plus accrued and unpaid interest thereon to the redemption date.

Mandatory Redemption of Bonds

    In the event that

           (1) unless otherwise consented to by Financial Guaranty Insurance Company ("Financial Guaranty"),

                (a) we reorganize or otherwise transfer a substantial portion of our assets,

                (b) the reorganization or transfer results in us no longer being a regulated distribution company, and

                (c) the bonds and our obligations under the mortgage are not assumed by, and do not become the direct and primary obligations of, a regulated company engaged in the distribution of electricity, or

           (2) so long as the bonds are outstanding, the corporate trustee receives notification from Financial Guaranty of our nonpayment of the annual insurance premium under the insurance agreement between us and Financial Guaranty under which Financial Guaranty will issue the surety bond (each of clause (1) and (2) an "Insurance Event"), and Financial Guaranty has not waived the Insurance Event or we have not otherwise cured the Insurance Event so as to result in a rescission and annulment of its consequences, we shall redeem the bonds prior to maturity, but in no event earlier than September 1, 2009, in whole, upon not less than 30 days' nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the bonds plus accrued and unpaid interest thereon to the redemption date. If the Insurance Event specified in clause (1) above occurs on or prior to July 3, 2009, we will redeem the bonds on September 1, 2009; otherwise, if the Insurance Event specified in clause (1) or (2) above occurs on or after July 4, 2009, we will redeem the bonds within sixty days of such Insurance Event, but in no event earlier than September 1, 2009.

    Our covenants in the insurance agreement include our obligation to pay insurance premiums and our agreement not to enter into corporate transactions generally of the type that would require a mandatory redemption of the bonds as described above.

Redemption of Bonds By Us Upon Death of a Beneficial Owner

    Unless the bonds have been declared due and payable prior to their maturity by reason of a default under our mortgage, or have been previously redeemed or otherwise repaid, the

Representative (as hereinafter defined) of a deceased Beneficial Owner (as hereinafter defined) has the right, on or after March 2, 2005, to request redemption prior to stated maturity of all or part of his interest in the bonds, and we will be obligated to redeem such bonds. However, during the period from March 2, 2005 through and including March 1, 2006 (which we refer to as the "initial period"), and during any twelve-month period that ends on and includes each March 1 thereafter (and during the period March 2, 2029 to and including August 31, 2029) (each of which we refer to as a "subsequent period"), we will not be obligated to redeem (i) on behalf of a deceased Beneficial Owner any interest in the bonds which exceeds $25,000 principal amount or (ii) interests in the bonds exceeding $400,000 in aggregate principal amount. A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount, provided that the principal amount is in an integral multiple of $1,000.

    We may, at our option, redeem interests of any deceased Beneficial Owner in the bonds in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $400,000 aggregate limitation for the bonds for the initial period or the applicable subsequent period, as the case may be, or for any succeeding subsequent period. We may, at our option, redeem interests of deceased Beneficial Owners in the bonds, in the initial period or any subsequent period in an aggregate principal amount exceeding the $400,000 aggregate limitation. Any such redemption, to the extent it exceeds the $400,000 aggregate limitation, shall not reduce the aggregate limitation for any subsequent period. Upon any determination by us to redeem bonds in excess of the $25,000 limitation or the $400,000 aggregate limitation, such bonds will be redeemed in the order of the receipt of redemption requests by the corporate trustee.

    A request for redemption of an interest in the bonds may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or by a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "Representative"). The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the bonds to be redeemed. Subject to the rules and arrangements applicable to the depository, the participant will then deliver to the depository, which in this case initially will be DTC, a request for redemption substantially in the form attached as Appendix A to this prospectus supplement. On receipt of a redemption request, it is the customary procedure of the depository to forward the request to the corporate trustee. The corporate trustee shall maintain records with respect to redemption requests received by it, including the date of receipt, the name of the Participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the $400,000 aggregate limitation. The corporate trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of the redemption request with respect to the $25,000 limitation and the $400,000 aggregate limitation. We, the depository, and the corporate trustee:

    - may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct; and

    - shall have no responsibility:

       - for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the bonds to be redeemed or is in fact deceased; and

       - for determining whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

    Subject to the $25,000 limitation and the $400,000 aggregate limitation, we will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the bonds on the next interest payment date occurring not less than 30 days following our receipt of a redemption request from the corporate trustee. If redemption requests exceed the aggregate principal amount of interests in bonds required to be redeemed during the initial period or during any subsequent period, then excess redemption requests will be applied, in the order received by the corporate trustee, to successive subsequent periods, regardless of the number of subsequent periods required to redeem such interests, unless maturity occurs first. We may at any time notify the corporate trustee that we will redeem, on the next interest payment date occurring not less than 30 days thereafter, all or any lesser amount of bonds for which redemption requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the $400,000 aggregate limitation. Such bonds will be redeemed in the order of receipt of redemption requests by the corporate trustee.

    We will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the bonds we redeem pursuant to a redemption request of a Representative of a deceased Beneficial Owner. Subject to arrangements with the depository, payment for interests in the bonds to be redeemed shall be made to the depository in the aggregate principal amount specified in the redemption requests submitted to the corporate trustee by the depository that are to be fulfilled in connection with such payment upon presentation of the bonds to the corporate trustee for redemption. The principal amount of any bonds acquired or redeemed by us other than by redemption at the option of any Representative of a deceased Beneficial Owner under the procedures described in this section of the prospectus supplement shall not be included in the computation of either the $25,000 limitation or the $400,000 aggregate limitation for the initial period or for any subsequent period.

    For purposes of this section, a "Beneficial Owner" means the person who has the right to sell, transfer or otherwise dispose of an interest in a bond and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof. In general, a determination of beneficial ownership in the bonds will be subject to the rules, regulations and procedures governing the depository and institutions that have accounts with the depository or a nominee thereof ("Participants").

    An interest in a bond held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the bonds will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors

Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where the decedent has the right to receive all or a portion of the income and such person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

    In the case of a redemption request which is presented on behalf of a deceased Beneficial Owner and that has not been fulfilled at the time we give notice of our election to redeem the bonds, the bonds that are the subject of such pending redemption request shall be redeemed prior to any other bonds.

    Any redemption request may be withdrawn by the person(s) presenting such request upon delivery of a written request for withdrawal given by the Participant on behalf of such person to the depository and by the depository to the corporate trustee not less than 60 days prior to the interest payment date on which such bonds are eligible for redemption.

    We may, at our option, purchase any bonds for which redemption requests have been received in lieu of redeeming such bonds. Any bonds so purchased by us shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the corporate trustee for redemption and cancellation.

    During any time in which the bonds are not represented by a global security and are issued in definitive form:

    - all references in this section of the prospectus supplement to Participants and the depository, including the depository's governing rules, regulations and procedures shall be deemed deleted;

    - all determinations that the Participants are required to make as described in this section shall be made by us (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the bonds to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner); and

    - all redemption requests, to be effective, must

       - be delivered by the Representative to the corporate trustee, with a copy to us;

       - be in the form of a redemption request (with appropriate changes to reflect the fact that such redemption request is being executed by a Representative); and

       - be accompanied by the bond that is the subject of the redemption request, in addition to all documents that are otherwise required to accompany a redemption request.

No Sinking Fund

    The bonds are not subject to redemption under any sinking or improvement fund or any maintenance or replacement fund.

Dividend Covenant

    We will covenant that, so long as any bonds remain outstanding, we will not pay any cash dividends on common stock or purchase common stock after July 31, 2004, if, after giving effect to such dividend or purchase, the aggregate amount of such dividends or purchases after July 31, 2004

(other than dividends we have declared on or before July 31, 2004) exceeds credits to earned surplus after July 31, 2004 plus $150 million and plus such additional amounts as the SEC shall approve.

Special Insurance Provisions

    Subject to the provisions of our mortgage, so long as Financial Guaranty is in compliance with its obligations under the surety bond, Financial Guaranty shall be entitled to control and direct the enforcement of all rights and remedies with respect to the bonds, except for the rights described under "--Redemption of Bonds By Us Upon Death of a Beneficial Owner", upon the occurrence and continuation of a default (as defined in our mortgage). In addition, so long as Financial Guaranty is in compliance with its obligations under the surety bond, no amendment, supplement or change to, or other modification of, our mortgage requiring the consent of holders of the bonds may be made without the prior written consent of Financial Guaranty. See "Bond Insurance" in this prospectus supplement.

Additional Information

    For additional important information about the bonds, see "Description of the Bonds" in the accompanying prospectus, including:

       (1) additional information about the terms of the bonds, including security,

       (2) general information about our mortgage and the trustees,

       (3) a description of certain restrictions contained in our mortgage,

       (4) a description of events of default under our mortgage, and

       (5) the meaning of certain capitalized terms used but not defined in this prospectus supplement.

                                 BOND INSURANCE

    Financial Guaranty has supplied the following information for inclusion in this prospectus supplement. Reference is made to Appendix B to this prospectus supplement for a specimen of the surety bond to be issued by Financial Guaranty. No representation is made by Entergy New Orleans or the underwriters as to the accuracy or completeness of this information.

The Surety Bond

    Concurrently with the issuance of the bonds, Financial Guaranty will issue a surety bond for the benefit of the holders of the bonds. The surety bond will unconditionally guarantee the payment of principal of (at stated maturity), and interest on, the bonds, as such payments shall become Due for Payment, but shall be unpaid by reason of Nonpayment by Entergy New Orleans. Financial Guaranty will make such payments to U.S. Bank Trust National Association, or its successor, as its agent (the "Fiscal Agent"), on the later of the date on which such principal or interest (as applicable) is Due for Payment or on the business day next following the day on which Financial Guaranty shall have received notice (in accordance with the terms of the surety bond) from a holder of the bonds or from the corporate trustee or paying agent (if any) of Nonpayment by Entergy New Orleans of such amount. The Fiscal Agent will disburse such amount Due for Payment on the bonds to the holder of such bonds or to the corporate trustee or paying agent (if any) upon receipt by the Fiscal Agent of evidence satisfactory to the Fiscal Agent of the holder's right to receive payment of principal or interest Due for Payment and evidence, including any appropriate instruments of assignment, that all of such holder's rights to payment of such principal or interest shall be vested in Financial Guaranty. The term "Nonpayment" in respect of the bonds means the failure of Entergy New Orleans to have provided sufficient funds to the corporate trustee or paying agent for payment in full of all principal or interest Due for Payment (as applicable) made to a holder of bonds by or on behalf of Entergy New Orleans which has been recovered from such holder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction. "Due for Payment" means, when referring to the principal of a bond, the stated maturity date thereof and does not refer to any earlier date on which payment is due by reason of call for redemption, acceleration or other advancement of maturity and means, when referring to interest on a bond, the stated date for payment of interest. Once issued, the surety bond is non-cancellable. The surety bond covers failure to pay principal of the bonds on their stated maturity date and not on any other date on which the bonds may have been otherwise called for redemption, accelerated or advanced in maturity, and covers the failure to pay an installment of interest on the stated date of its payment.

    The surety bond is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

Financial Guaranty Insurance Company

    Financial Guaranty, a New York stock insurance corporation, is a direct, wholly-owned subsidiary of FGIC Corporation, a Delaware corporation, and provides financial guaranty insurance for public finance and structured finance obligations. Financial Guaranty is licensed to engage in financial guaranty insurance in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico and, through a branch, in the United Kingdom.

    On December 18, 2003, an investor group consisting of The PMI Group, Inc. ("PMI"), affiliates of The Blackstone Group L.P. ("Blackstone"), affiliates of The Cypress Group L.L.C. ("Cypress") and affiliates of CIVC Partners L.P. ("CIVC") acquired FGIC Corporation (the "FGIC Acquisition") from a subsidiary of General Electric Capital Corporation ("GE Capital"). PMI, Blackstone, Cypress and CIVC acquired approximately 42%, 23%, 23% and 7%, respectively, of FGIC Corporation's common stock. FGIC Corporation paid GE Capital approximately $284.3 million in pre-closing dividends from the proceeds of dividends it, in turn, had received from the certificate insurer, and GE Capital retained approximately $234.6 million in liquidation preference of FGIC Corporation's convertible participating preferred stock and approximately 5% of FGIC Corporation's common stock. Neither FGIC Corporation nor any of its shareholders is obligated to pay any debts of Financial Guaranty or any claims under any insurance surety bond, including the surety bond, issued by Financial Guaranty.

    Financial Guaranty is subject to the insurance laws and regulations of the State of New York, where it is domiciled, including Article 69 of the New York Insurance Law ("Article 69"), a comprehensive financial guaranty insurance statute. Financial Guaranty is also subject to the insurance laws and regulations of all other jurisdictions in which it is licensed to transact insurance business. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various insurance regulators, vary by jurisdiction, but generally require insurance companies to maintain minimum standards of business conduct and solvency, to meet certain financial tests, to comply with requirements concerning permitted investments and the use of surety bond forms and premium rates and to file quarterly and annual financial statements on the basis of statutory accounting principles ("SAP") and other reports. In addition, Article 69, among other things, limits the business of each financial guaranty insurer, including Financial Guaranty, to financial guaranty insurance and certain related lines.

    For the six months ended June 30, 2004, and the years ended December 31, 2003 and December 31, 2002, Financial Guaranty had written directly or assumed through reinsurance, guaranties of approximately $27.1 billion, $42.4 billion and $47.9 billion par value of securities, respectively (of which approximately 58%, 79% and 81%, respectively, constituted guaranties of municipal bonds), for which it had collected gross premiums of approximately $162.9 million, $260.3 million and $232.6 million, respectively. For the six months ended
June 30, 2004, Financial Guaranty had reinsured, through facultative arrangements, approximately 0.1% of the risks it had written.

    The following table sets forth the capitalization of Financial Guaranty as of December 31, 2002, December 31, 2003 and June 30, 2004, respectively, on the basis of generally accepted accounting principles ("GAAP"). The June 30, 2004 and December 31, 2003 balances reflect the establishment of a new basis in the assets and the liabilities of Financial Guaranty resulting from the FGIC Acquisition and the application of purchase accounting. The December 31, 2002 balances are based upon the historical basis of Financial Guaranty's assets and liabilities.

                      Financial Guaranty Insurance Company
                              CAPITALIZATION TABLE
                             (Dollars in Millions)

                                                    December 31,   December 31,   June 30,
                                                        2002           2003         2004
                                                    ------------   ------------   --------
Unearned Premiums.................................     $  684         $  919       $  988
Other Liabilities.................................        255             86           83
Stockholder's Equity
  Common Stock....................................         15             15           15
  Additional Paid-in Capital......................        384          1,858        1,858
  Accumulated Other Comprehensive Income..........         49              2          (46)
Retained Earnings.................................      1,741             94          181
                                                       ------         ------       ------
Total Stockholder's Equity........................      2,189          1,969        2,008
                                                       ------         ------       ------
Total Liabilities and Stockholder's Equity........     $3,128         $2,974       $3,079
                                                       ======         ======       ======

    The audited financial statements of Financial Guaranty as of December 31, 2002 and 2003 and for each of the years in the three-year period ended
December 31, 2003, which are included as Exhibit 99.1, and the unaudited financial statements of Financial Guaranty as of June 30, 2004 and for the six months ended June 30, 2004 and 2003, which are included as Exhibit 99.2, in each case, to the Current Report on Form 8-K of Entergy New Orleans dated August 10, 2004 (SEC file number 0-05807) in connection with the registration statement to which this prospectus supplement relates, are hereby incorporated by reference in this prospectus supplement. Any statement contained herein under the heading "Financial Guaranty Insurance Company" or in such Exhibits 99.1 and 99.2, shall be modified or superseded to the extent required by any statement in any document subsequently incorporated by reference in this prospectus supplement with the approval of Financial Guaranty, and shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

    All financial statements of Financial Guaranty (if any) included in documents filed by Entergy New Orleans with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the bonds shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing of such documents.

    Copies of Financial Guaranty's GAAP and SAP financial statements are available upon request to: Financial Guaranty Insurance Company, 125 Park Avenue, New York, NY 10017, Attention: Corporate Communications Department. Financial Guaranty's telephone number is (212) 312-3000.

    Neither Financial Guaranty nor any of its affiliates accepts any responsibility for the accuracy or completeness of, nor have they participated in the preparation of, the prospectus, the prospectus supplement or any information or disclosure that is provided to potential purchasers of the bonds, or omitted from such disclosure, other than with respect to the accuracy of information regarding Financial Guaranty and the surety bond set forth under the heading "BOND INSURANCE" herein. In addition, Financial Guaranty makes no representation regarding the bonds or the advisability of investing in the bonds.

Financial Guaranty's Credit Ratings

    The financial strength of Financial Guaranty is rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., "Aaa" by Moody's Investors Service, and "AAA" by Fitch Ratings. Each rating of Financial Guaranty should be evaluated independently. The ratings reflect the respective ratings agencies' current assessments of the insurance financial strength of Financial Guaranty. Any further explanation of any rating may be obtained only from the applicable rating agency. These ratings are not recommendations to buy, sell or hold the bonds, and are subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the bonds. Financial Guaranty does not guarantee the market price or investment value of the bonds nor does it guarantee that the ratings on the bonds will not be revised or withdrawn.

                                    RATINGS

    It is anticipated that S&P and Moody's will assign the bonds triple-A ratings conditioned upon the issuance and delivery by Financial Guaranty at the time of delivery of the bonds of the surety bond, insuring the timely payment of the principal of and interest on the bonds. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses:
Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither we nor any underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the bonds. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the bonds.

    At present, each of such rating agencies maintains four categories of investment grade ratings. They are for Standard & Poor's--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                  UNDERWRITING

    Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of the bonds set forth opposite its name below:

                                                               Principal
Name                                                             Amount
----                                                          ------------
J.P. Morgan Securities Inc..................................  $ 8,000,000
Edward D. Jones & Co., L.P..................................  $32,000,000
                                                              -----------
      Total.................................................  $40,000,000
                                                              ===========

    Under the terms and conditions of the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any of the bonds are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased.

    The underwriters initially propose to offer part of the bonds directly to the public at the price to public set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 2.5% of the principal amount of the bonds. After the initial offering of the bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    There is presently no trading market for the bonds and there is no assurance that a market will develop since we do not intend to apply for listing of the bonds on a national securities exchange. Although they are under no obligation to do so, the underwriters presently intend to act as market makers for the bonds in the secondary trading market, but may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

    In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the bonds for their own account. In addition, to cover overallotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day (T+5) following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the bonds on the date of this prospectus supplement or the next business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on the date of this prospectus supplement or the next business day should consult their own advisors.

    We estimate that we will incur offering expenses of approximately $946,000, which includes the initial insurance premium for the surety bond.

    The underwriters or their affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates. An affiliate of J.P. Morgan Securities Inc. is a lender under certain Entergy Corporation credit facilities.

                                    EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002, have been included in our Current Report on Form 8-K dated August 10, 2004, which is incorporated by reference in the registration statement to which this prospectus supplement relates in reliance upon the report of KPMG LLP, independent certified public accountants, which is also incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Financial Guaranty Insurance Company as of December 31, 2003 and for the periods from December 18, 2003 through December 31, 2003, and from January 1, 2003 through December 17, 2003 appearing in Entergy New Orleans' Current Report on Form 8-K dated August 10, 2004, which is incorporated by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    LEGALITY

    The legality of the bonds will be passed upon for us by Dawn A. Abuso, Senior Counsel--Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, and Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. Thelen Reid & Priest LLP and Pillsbury Winthrop LLP may rely on the opinion of Dawn A. Abuso as to matters of Louisiana law relevant to their opinions. All legal matters pertaining to the Company's organization, titles to property, franchises and the lien of the mortgage and all matters pertaining to Louisiana law will be passed upon by Dawn A. Abuso.

                                                                      APPENDIX A

                           FORM OF REDEMPTION REQUEST
                    INSURED QUARTERLY FIRST MORTGAGE BONDS,
                       5.65% Series due September 1, 2029
                                 (the "Bonds")
                              CUSIP NO. 29364PAJ2

    The undersigned,              (the "Participant"), does hereby certify,
pursuant to the provisions of that certain Mortgage and Deed of Trust granted by Entergy New Orleans, Inc. (the "Company") to Bank of Montreal Trust Company (The Bank of New York, successor), as corporate trustee, and Z. George Klodnicki (Stephen J. Giurlando, successor), as trustee, dated as of May 1, 1987, as supplemented (the "Mortgage"), to The Depository Trust Company (the "depository"), the Company and the corporate trustee that:

    1.  [Name of deceased Beneficial Owner] is deceased.

    2.  [Name of deceased Beneficial Owner] had a $             interest in the
above referenced Bonds.

    3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned,
requesting that $             principal amount of said Bonds be redeemed
pursuant to said Mortgage. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Bonds to which this Request relates redeemed.

    4. The Participant holds the interest in the Bonds with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

    5. The Participant hereby certifies that it will indemnify and hold harmless the depository, the corporate trustee, and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Bonds to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

    IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as
of              ,       .

                                               [PARTICIPANT NAME]

                                               By:
                                                    -------------------------------------------------

                                               Name:
                                                      ---------------------------------------------

                                               Title:
                                                       -----------------------------------------------

                                                                      APPENDIX B

[LOGO]

FINANCIAL GUARANTY INSURANCE COMPANY
125 Park Avenue
New York, NY 10017
T 212-312-3000
T 800-352-0001

SURETY BOND

---------------------------------------------------------------------------------
ISSUER:                                                  POLICY
                                                         NUMBER:
                                                         ------------------------
                                                         CONTROL      0010001
                                                         NUMBER:
-------------------------------------------------------  ------------------------
OBLIGATIONS:                                             PREMIUM:
---------------------------------------------------------------------------------

Financial Guaranty Insurance Company ("Financial Guaranty"), a New York stock insurance company, in consideration of the payment of the premium and subject to the terms of this Surety Bond, hereby unconditionally and irrevocably agrees to pay to U.S. Bank Trust National Association or its successor, as its agent (the "Fiscal Agent"), for the benefit of Bondholders, that portion of the principal and interest on the above-described debt obligations (the "Bonds") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Issuer.

Financial Guaranty will make such payments to the Fiscal Agent on the date such principal or interest becomes Due for Payment or on the Business Day next following the day on which Financial Guaranty shall have received Notice of Nonpayment, whichever is later. The Fiscal Agent will disburse to the Bondholder the face amount of principal and interest which is then Due for Payment but is unpaid by reason of Nonpayment by the Issuer but only upon receipt by the Fiscal Agent, in form reasonably satisfactory to it, of (i) evidence of the Bondholder's right to receive payment of the principal or interest Due for Payment and (ii) evidence, including any appropriate instruments of assignment, that all of the Bondholder's rights to payment of such principal or interest Due for Payment shall thereupon vest in Financial Guaranty. Upon such disbursement, Financial Guaranty shall become the owner of the Bond, appurtenant coupon or right to payment of principal or interest on such Bond and shall be fully subrogated to all of the Bondholder's rights thereunder, including the Bondholder's right to payment thereof.

This Surety Bond is non-cancellable for any reason. The premium on this Surety Bond is not refundable for any reason, including the payment of the Bonds prior to their stated maturity. This Surety Bond does not insure against loss of any prepayment premium which may at any time be payable with respect to any Bond.

To the fullest extent permitted by applicable law, Financial Guaranty hereby waives, solely for the benefit of Holders of the Bonds, all defenses of any kind (including, without limitation, the defense of fraud in inducement or fact, any defense based on any duty claimed to arise from the doctrine of "utmost good faith" or any similar or related doctrine or any other circumstances that would have the effect of discharging a surety, guarantor or any other person in law or in equity) that Financial Guaranty otherwise might have asserted as a defense to its obligation to pay in full any amounts that have become due and payable in accordance with the terms and conditions of this Surety Bond. Nothing in this paragraph, however, shall be deemed to constitute a waiver of any rights, remedies, claims or counterclaims that Financial Guaranty may have with respect to the Issuer, or any of its affiliates, whether acquired by subrogation, assignment or otherwise.

FGIC is a registered service mark used by Financial Guaranty Insurance Company under license from its parent company, FGIC Corporation.
--------------------------------------------------------------------------------
Form 9___ (8/04)                                                     Page 1 of 2

[LOGO]

FINANCIAL GUARANTY INSURANCE COMPANY
125 Park Avenue
New York, NY 10017
T 212-312-3000
T 800-352-0001

SURETY BOND
----------------------------------------------------------------------

As used herein, the term "Bondholder" means, as to a particular Bond, the person other than the Issuer who, at the time of Nonpayment, is entitled under the terms of such Bond to payment thereof. "Due for Payment" means, when referring to the principal of a Bond, the stated maturity date thereof and does not refer to any earlier date on which payment is due by reason of call for redemption, acceleration or other advancement of maturity and means, when referring to interest on a Bond, the stated date for payment of interest. "Nonpayment" in respect of a Bond means the failure of the Issuer to have provided sufficient funds to the paying agent for payment in full of all principal and interest Due for Payment on such Bond. "Notice" means telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from a Bondholder or a paying agent for the Bonds to Financial Guaranty. "Business Day" means any day other than a Saturday, Sunday or a day on which the Fiscal Agent is authorized by law to remain closed. It is further understood that the term "Nonpayment" in respect of a Bond includes any payment of principal or interest made to a Bondholder by or on behalf of the issuer of such Bond which has been recovered from such Bondholder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

In Witness Whereof, Financial Guaranty has caused this Surety Bond to be affixed with its corporate seal and to be signed by its duly authorized officer in facsimile to become effective and binding upon Financial Guaranty by virtue of the countersignature of its duly authorized representative.


[GRAPHIC]
PRESIDENT

EFFECTIVE DATE:                                                    AUTHORIZED REPRESENTATIVE

U.S. Bank Trust National Association, acknowledges that it has agreed to perform the duties of Fiscal Agent under this Policy.

[GRAPHIC]

AUTHORIZED OFFICER

FGIC is a registered service mark used by Financial Guaranty Insurance Company under license from its parent company, FGIC Corporation.
--------------------------------------------------------------------------------
Form 9___ (8/04)                                                     Page 2 of 2

PROSPECTUS

                                  $230,000,000
                              First Mortgage Bonds

                           ENTERGY NEW ORLEANS, INC.
                              1600 Perdido Street
                          New Orleans, Louisiana 70119
                                 (504) 670-3600

WE--

Q May periodically offer our first mortgage bonds in one or more series; and

Q Will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

THE BONDS--

Q Will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property.

YOU--

Q Will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

THIS PROSPECTUS MAY BE USED TO OFFER AND SELL SERIES OF BONDS ONLY IF ACCOMPANIED BY THE PROSPECTUS SUPPLEMENT FOR THAT SERIES. WE WILL PROVIDE THE SPECIFIC TERMS OF EACH SERIES OF BONDS, INCLUDING THEIR OFFERING PRICES, INTEREST RATES AND MATURITIES, IN A SUPPLEMENT TO THIS PROSPECTUS. SUCH SUPPLEMENT MAY ALSO ADD, UPDATE, CHANGE OR DELETE INFORMATION IN THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

INVESTING IN THE FIRST MORTGAGE BONDS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE BONDS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE MAY OFFER THESE SECURITIES DIRECTLY OR THROUGH UNDERWRITERS, AGENTS OR DEALERS. EACH PROSPECTUS SUPPLEMENT WILL PROVIDE THE TERMS OF THE PLAN OF DISTRIBUTION RELATING TO EACH SERIES OF SECURITIES.

                                   March 30, 2004

RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION WE HAVE INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW, AS WELL AS THE FACTORS LISTED IN "FORWARD-LOOKING INFORMATION" IMMEDIATELY FOLLOWING THE RISK FACTORS.

    RATEPAYERS HAVE INSTITUTED TWO PROCEEDINGS AGAINST US IN WHICH WE HAVE SIGNIFICANT POTENTIAL EXPOSURE. A FINAL ADVERSE DECISION IN EITHER OR BOTH OF THESE PROCEEDINGS COULD RESULT IN A MATERIAL DECREASE IN OUR REVENUES AND CASH FLOW.

- A group of residential and business ratepayers commenced a proceeding before the New Orleans City Council (the "Council") in which they allege that we overcharged ratepayers since 1975 in violation of limits on our rate of return allegedly established by ordinances passed by the Council in 1922 and that we should be required to refund between $240 and $825 million to our ratepayers. We filed testimony stating that we have charged only those rates authorized by the Council in accordance with applicable law and that no refund is therefore warranted. Discovery is ongoing; no date has been set for the hearing on the merits since the June 2002 date for the hearing on the merits was continued. The Council denied a motion filed by the plaintiffs seeking the recusal of the Council and the disqualification of the advisors representing the Council in this proceeding. The plaintiffs have appealed the ruling of the Civil District Court for the Parish of Orleans, Louisiana that upheld the denial of the motion by the Council, and that appeal is currently pending before the Louisiana Fourth Circuit Court of Appeal.

- A group of ratepayers filed a complaint with the Council alleging that we and certain of our affiliates engaged in fuel procurement and power purchasing practices and included certain costs in our fuel adjustment charges that could have resulted in our customers being overcharged by more than $100 million over a period of years. In February 2004, the Council approved a resolution providing for a refund to customers totalling approximately $11.3 million, including interest, which amounts are to be credited to customers during the months of June through September 2004. Management believes that it has adequately provided for the liability associated with this proceeding as of December 31, 2003. The resolution concludes, among other things, that the record does not support an allegation that our actions or inactions, either alone or in concert with any of our affiliates, constituted a misrepresentation or a suppression of the truth made to obtain for us an unjust advantage or to cause loss, inconvenience or harm to our ratepayers. The plaintiffs have appealed this Council resolution to the Civil District Court for the Parish of Orleans, Louisiana ("CDC"). The plaintiffs had also filed a companion proceeding in CDC seeking damages for various alleged state law causes of action, including treble damages for alleged injuries arising from our alleged violation of Louisiana antitrust laws, based on factual allegations similar to the factual allegations that the plaintiffs made in their complaint filed with the Council. We will have an opportunity to file exceptions to the plaintiffs' allegations, asserting, among other things, that jurisdiction over these issues rests with the Council and the FERC. If necessary, at the appropriate time, we will raise our defenses to the antitrust claims. The companion suit in the CDC was stayed by stipulation of the parties pending a decision by the Council.

    Although we think that the allegations against us in these two proceedings are without merit and we intend to defend them vigorously, an adverse determination in either or both proceedings is possible. In view of the monetary amounts at issue, a final adverse determination may possibly result in a material decrease in our revenues and cash flow.

    In addition to these proceedings, the Council institutes from time to time inquiries into various matters concerning our business, financial condition, financial arrangements, and agreements. These inquiries are made in various forms and may include a letter or the initiation of a docketed proceeding.

    ADVERSE OUTCOMES WITH RESPECT TO THE APPEAL OF OUR RATE SETTLEMENT AGREEMENT WITH THE COUNCIL OR THE FERC PROCEEDING RELATING TO THE POWER PURCHASE AGREEMENTS COMPRISING OUR RESOURCE PLAN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On May 15, 2003, the Council approved an agreement (the "Rate Settlement Agreement") with us that settled several matters pertaining to (1) our application for an increase in our electric and gas base rates, (2) our application for authorization to enter into certain contracts for the purchase of capacity and energy, and (3) the participation by the Council in a proceeding brought by it and the Louisiana Public Service Commission before the FERC concerning rough production cost equalization under the system agreement among us and certain of our affiliates (the "System Agreement"). The terms of the Rate Settlement Agreement with the Council provide for, among other things, the following:

- an increase in our electric base rates by $18.4 million annually and an increase in our gas base rates by $11.8 million annually, that began with the first billing cycle in June 2003;

- the implementation of separate formula rate plans for electric and gas services that will be in effect until 2005 and that provide for a midpoint return on equity of 11.25%, based upon a capital structure that includes a target equity component of 42%, and that provide for us to earn a return on equity between 10.25% and 12.25% for our electric operations and between 11.0% and 11.5% for our gas operations, with earnings in those ranges not resulting in a change in rates;

- the implementation of a generation performance-based rate calculation in our electric fuel adjustment clause that will provide us with incentives to reduce our fuel and purchased power costs, such incentives being in the form of shared savings where we receive 10% of all such savings in excess of $20 million, based on a defined benchmark, subject to a limit of a 13.25% return on equity for our electric operations as provided for in the electric formula rate plan, and we bear 10% of any "negative" fuel and purchased power cost savings;

- the authorization for us to enter into certain agreements, including a capacity purchase call option and three power purchase agreements (collectively, the "PPAs") with certain of our affiliates, such PPAs being subject to the approval of the FERC; and

- the withdrawal by the Council as a complainant in the proceeding before the FERC concerning the System Agreement.

    In the resolution approving the terms of the Rate Settlement Agreement, the Council indicated that, if the Council decided in favor of the ratepayers in the first of the two proceedings described in the immediately preceding Risk Factor, the impact of any such decision on the Rate Settlement Agreement would have to be determined. The Council also indicated in such resolution that the terms and conditions of our PPAs authorized by the Rate Settlement Agreement are fundamental to the Rate Settlement Agreement and, as a result of a decision of the FERC in the proceeding concerning the System Agreement or any FERC order requiring a material change in the terms and conditions of the PPAs, the Council may initiate an investigation to determine what prospective action, if any, would be warranted by any such decision or order to preserve the benefits that were otherwise projected to accrue to ratepayers under the Rate Settlement Agreement.

    In accordance with the terms of the Rate Settlement Agreement, the Council filed on June 6, 2003 a notice of withdrawal as a complainant in the System Agreement proceeding before the FERC but will continue as an intervenor in the proceeding. On June 6, 2003, certain ratepayer-intervenors filed in the Civil District Court for the Parish of Orleans, Louisiana a petition for judicial review and appeal of the Council decision of May 15, 2003 approving the Rate Settlement Agreement. However, the rates established under the terms of the Rate Settlement Agreement remain in effect while the appeal is pending. We cannot predict the outcome of this appeal.

    On May 30, 2003, the FERC accepted for filing the PPAs with certain of our affiliates that comprise part of our resource plan, effective June 1, 2003, subject to refund, but established a hearing process to review the justness and reasonableness of the PPAs. Several parties have intervened or filed protests regarding the request-for-proposals process and the PPAs filed with the FERC, and the proceeding is set for hearing in June 2004. We cannot predict the outcome of this proceeding.

FORWARD-LOOKING INFORMATION

    From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Those statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove to be correct. Except to the extent required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those results expressed or implied in the statements. Some of those factors (in addition to other factors described elsewhere in this prospectus, any prospectus supplement, and subsequent securities filings) include:

- resolution of future rate cases and negotiations and other regulatory decisions, including those decisions related to the System Agreement and our utility supply plan;

- our ability to reduce our operation and maintenance costs, including the uncertainty of negotiations with unions to agree to such reductions;

- the performance of our generating plants;

- changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;

- the prices and availability of power that we must purchase for our utility customers;

- changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund capital expenditures;

- actions of rating agencies, including changes in the ratings of debt and preferred stock;

- changes in inflation and interest rates;

- volatility and changes in markets for electricity, natural gas, and other energy-related commodities;

- changes in utility regulation, including

- the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes our service territory;

- changes in laws resulting from proposed energy legislation;

- changes in environmental, tax and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;

- the economic climate, and particularly growth in our service territory;

- variations in weather, hurricanes and other natural disasters;

- advances in technology;

- the potential impacts of threatened or actual terrorism and war;

- the effects of litigation;

- changes in accounting standards;

- changes in corporate governance and securities law requirements; and

- our ability to attract and to retain talented management and directors.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $230 million. This prospectus provides a general description of the bonds being offered. Each time we sell a series of bonds, we will provide a prospectus supplement containing specific information about the terms of that series of bonds and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading "Where You Can Find More Information" in making your investment decision.

ENTERGY NEW ORLEANS, INC.

    We are an electric and gas public utility company providing services to customers in New Orleans, Louisiana since 1926.

    We are owned by Entergy Corporation, which is a public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is the Grand Gulf Electric Generating Station.

    Capacity and energy from Grand Gulf is allocated among us, Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. under a Unit Power Sales Agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 17%. Payments made by us under the Unit Power Sales Agreement are generally recovered through rates set by the City Council of the City of New Orleans, Louisiana, which regulates electric and gas service, rates and charges and issuances of securities.

    Together with Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company that implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

    The information above is only a summary and is not complete. You should read the incorporated documents listed under the caption "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, our general capital requirements, our financing plans and capabilities, pending legal and regulatory proceedings, earnings coverage requirements under our Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock that we may issue, and earnings coverage and other requirements under our first mortgage.

RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratios of earnings to fixed charges, calculated pursuant to Item 503 of SEC Regulation S-K, are as follows:

                TWELVE MONTHS ENDED
                   DECEMBER 31,
  -----------------------------------------------
  2003    2002       2001       2000       1999
  ----  --------   --------   --------   --------
  1.73    (a)        (b)        2.66       3.00

"Earnings," as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income,
(3) investment tax credit adjustments-net and (4) fixed charges.

"Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(a) Our earnings for the twelve months ended December 31, 2002 were not adequate to cover fixed charges by $0.7 million.

(b) Our earnings for the twelve months ended December 31, 2001 were not adequate to cover fixed chares by $6.6 million.

WHERE YOU CAN FIND MORE INFORMATION

    We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC's website (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Room located at:

450 Fifth Street, N.W.,
Room 1024,
Washington, D.C. 20549-1004.

    Call the SEC at 1-800-732-0330 for more information about the public reference room and requesting documents.

    The SEC allows us to incorporate by reference information that we file with the SEC, which means that we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below, and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the bonds:

1.  Our Annual Report on Form 10-K for the year ended December 31, 2003; and

2.  Our Current Report on Form 8-K dated February 20, 2004 (filed February 23,
    2004).

    You may request a copy of any or all of these filings, free of charge, by writing or telephoning us at the following address:

Mr. Christopher T. Screen
Assistant Secretary
Entergy New Orleans, Inc.
P. O. Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

or you may access this filing at our website (HTTP://WWW.ENTERGY.COM). You may also direct your requests via e-mail to cscreen@entergy.com.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with information about us or the bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the bonds in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC.

USE OF PROCEEDS

    The net proceeds from the offering of the bonds will be used either to repay, acquire or redeem one or more series of our outstanding bonds or preferred stock on their stated due dates or in some cases prior to their due dates, or for other general corporate purposes including the repayment of short term debt incurred in connection with our capital spending program. The specific purposes for the proceeds of a particular series of bonds or the specific securities, if any, to be redeemed with the proceeds of a series of bonds will be set forth in the prospectus supplement relating to that series.

DESCRIPTION OF THE BONDS

GENERAL

    The bonds will be issued under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of May 1, 1987 between us and The Bank of New York (successor to Harris Trust Company of New York and Bank of Montreal Trust Company), as corporate trustee, and Stephen J. Giurlando (successor to Mark F. McLaughlin and Z. George Klodnicki), as co-trustee. We refer to this 1987 Mortgage and Deed of Trust as the "mortgage" and to the corporate trustee and co-trustee as the "trustees." We refer to all first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, as "bonds."

    The statements in this prospectus concerning the bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are exhibits to the registration statement of which this prospectus is a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the first mortgage bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this "Description of the Bonds," those provisions or defined terms are incorporated by reference in this prospectus.

TERMS OF SPECIFIC SERIES OF THE BONDS

    A prospectus supplement and a supplemental indenture relating to each series of bonds being offered by us will include a description of specific terms relating to the offering of that series. These terms will include some or all of the following:

- The designation (or name) of the series of bonds;

- The aggregate principal amount of the series;

- The date on which the series will mature;

- The interest rate the series will bear;

- The date from which interest accrues;

- The dates on which interest will be payable; and

- The prices and other terms and conditions, if any, upon which the series may be redeemed prior to maturity.

    As of December 31, 2003, there were $230 million of bonds outstanding under the mortgage.

SECURITY

    The bonds, together with all other bonds issued now or in the future under the mortgage, will be secured by the mortgage. The mortgage constitutes, in the opinion of our legal counsel, a first mortgage lien on substantially all of our property, subject to (1) excepted encumbrances, (2) minor defects and encumbrances customarily found in similar utility properties, but which do not materially impair the use of the property in the conduct of our business,
(3) other liens, defects and encumbrances, if any, existing or created when we acquired the property and (4) limitations under bankruptcy law.

    Some of our properties are not covered by the lien of the mortgage; these include:

- properties released under the terms of the mortgage;

- cash and securities;

- merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;

- automobiles, vehicles and aircraft;

- timber, minerals, mineral rights and royalties; and

- receivables, contracts, leases and operating agreements.

    The mortgage contains provisions that impose a lien on property acquired by us after the date of the mortgage, subject to pre-existing liens, and subject to limitations in the case of consolidation, merger or a sale of substantially all of our assets.

    The mortgage also provides that the trustees have a lien upon the mortgaged property, prior to the lien in favor of holders of the bonds, to ensure the payment of reasonable compensation, expenses and disbursements of the trustees and for indemnity against certain liabilities.

ISSUANCE OF ADDITIONAL BONDS

    We can issue up to $10 billion in aggregate principal amount of bonds under the mortgage. Bonds of any series may be issued from time to time on the following bases: (a) 70% of property additions after adjustments to offset retirements; (b) retirements of bonds; or (c) the deposit of cash with the trustees. Deposited cash may be withdrawn upon the bases stated in clause (a) and (b) above. Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986. Property additions do not include securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

    With certain exceptions in the case of clause (b) above, the issuance of bonds must meet an "earnings" test. The adjusted net earnings for 12 consecutive months of the preceding 18 months, before income taxes, must be at least twice the annual interest requirements on all bonds outstanding at the time, plus the bonds to be issued, plus all indebtedness, if any, of prior rank. Generally, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period.

    Net property additions available for the issuance of bonds at December 31, 2003 were approximately $121 million. Our earnings for the twelve months ended December 31, 2003 were sufficient for us to issue $10 million in new bonds under our mortgage (other than bonds issued to refund outstanding bonds).

    The mortgage contains restrictions on the issuance of bonds against property subject to prior liens.

    Other than the security afforded by the lien of the mortgage and the restrictions on the issuance of additional bonds described above, the mortgage contains no provisions that grant protection to bondholders in the event of a highly leveraged transaction. However, such a transaction would require regulatory approval from the New Orleans City Council.

RELEASE AND SUBSTITUTION OF PROPERTY

    Property other than the Municipalization Interest (as defined in the mortgage) may be released without applying any earnings test, upon the bases of
(a) the deposit with the trustees of cash or, to a limited extent, purchase money mortgages; (b) property additions under the mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (c) a waiver of the right to issue bonds. We can withdraw cash upon the bases stated in clauses (b) and (c) above.

    Property owned by us on December 31, 1986 may be released from the lien of the mortgage on the basis of its depreciated book value. Unfunded property may be released without meeting the earnings test if, after its release, we would have at least one dollar in unfunded property that remains subject to the lien of the mortgage. All other property may be released on the basis of its cost, as defined in the mortgage.

DIVIDEND COVENANT

    Unless otherwise specified in a prospectus supplement, so long as any bonds of a particular series remain outstanding, we will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of a series of bonds, except from credits to retained earnings accrued after such selected date plus an amount not to exceed
$150 million, plus such additional amounts as shall be approved by the SEC under the Public Utility Holding Company Act of 1935. This

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does not include dividends that may be declared before such selected date.

REDEMPTION AND PURCHASE

GENERAL

    The prospectus supplement for a particular series of bonds will contain the terms and conditions, if any, for redemption prior to maturity.

EXCHANGE OR REDEMPTION UPON MERGER OR CONSOLIDATION.

    Although we do not currently have any plans to merge or consolidate with Entergy Louisiana, Inc., the mortgage provides that, in the event of such a merger or consolidation, we would have the right to offer to exchange all outstanding bonds for a like principal amount of the new merged or consolidated company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Unless we waive this right, the holders of outstanding bonds must either accept such first mortgage bonds in exchange for all or a portion of their bonds or tender to us for redemption any bonds not so exchanged. The redemption price applicable for these purposes to the bonds will be 100% of the principal amount plus accrued interest, unless otherwise provided in a prospectus supplement.

DEFAULTS AND NOTICE THEREOF

    Defaults under the mortgage are defined to include:

(1) default in the payment of principal;

(2) default for 30 days in the payment of interest;

(3) certain events of bankruptcy, insolvency or reorganization;

(4) the continuation of a default in other covenants for 90 days after notice (unless we have in good faith commenced efforts to perform the covenant); and

(5) default under a supplemental indenture.

    The corporate trustee or the holders of 25% in aggregate principal amount of the bonds may declare the principal and interest thereon to be due and payable on default. However, a majority of the holders may annul such declaration if we have cured the default. No holders of bonds may enforce the lien of the mortgage without giving the trustees written notice of a default and unless

a) the holders of 25% in aggregate principal amount of the bonds have requested the trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby; and

b)  the trustees have failed to act.

The holders of a majority in aggregate principal amount of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred upon the trustees. The trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

EVIDENCE FURNISHED TO THE TRUSTEE

    Compliance with mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certifications by an engineer, accountant, appraiser or other expert (who in some cases must be independent) are required. We have agreed to provide to the trustees an annual statement as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding calendar year.

MODIFICATION

    The rights of holders of bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the bonds. If less than all series of bonds are adversely affected by a modification, the consent of the holders of a majority in

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aggregate principal amount of the bonds adversely affected is required. No modification of the terms of payment of the principal of, and premium, if any, and interest on, the bonds and no modification affecting the lien of the mortgage or reducing the percentage required for modification is effective against any holder of bonds without such holder's consent.

SATISFACTION AND DISCHARGE OF MORTGAGE

    After we provide for the payment of all of the bonds (including the bonds offered by this prospectus) and after paying all other sums due under the mortgage, the mortgage may be satisfied and discharged. The bonds will be deemed to have been paid when money or Eligible Obligations (as defined below) sufficient to pay the bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the corporate trustee, provided the corporate trustee shall have received an opinion of counsel to the effect that the setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the holders of the bonds prior to the time of their right to receive payment. "Eligible Obligations" means obligations of the United States of America that do not permit the redemption thereof at the issuer's option.

BOOK-ENTRY ONLY SECURITIES

    The Depository Trust Company ("DTC") will act as securities depository for the bonds offered through this prospectus. The bonds will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC. One or more fully registered security certificates will be issued for each issue of the bonds, in the aggregate principal amount of such issue, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

    Purchases of bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the bonds on the records of DTC. The ownership interest of each actual purchaser of each bond

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("Beneficial Owner") is in turn to be recorded on the records of the Direct
Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in bonds, except in the event that use of the book-entry system for the bonds is discontinued.

    To facilitate subsequent transfers, all bonds deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; the records of DTC reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. For example, Beneficial Owners of bonds may wish to ascertain that the nominee holding the bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the corporate trustee and request that copies of notices be provided directly to them.

    Redemption notices shall be sent to DTC. If less than all the bonds within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to bonds unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts bonds are credited on the record date, identified in a listing attached to the omnibus proxy.

    Redemption proceeds, principal payments, interest payments, and any premium payments on the bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the corporate trustee on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with bonds held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the corporate trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the

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bonds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the corporate trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

    A Beneficial Owner shall give notice to elect to have its bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such bonds by causing the Direct Participant to transfer the interest of the Participant in the bonds, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the bonds are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered bonds to the DTC account of the tender or remarketing agent.

    DTC may discontinue providing its services as depository with respect to the bonds at any time by giving reasonable notice to the corporate trustee or us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

    We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered.

    The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

EXPERTS

    The financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

    The legality of the bonds will be passed upon for us by Mark G. Otts, Senior Counsel--Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, and Thelen Reid & Priest LLP, New York, New York, and for any underwriters, dealers or agents by Pillsbury Winthrop LLP, New York, New York. Thelen Reid & Priest LLP and Pillsbury Winthrop LLP may rely on the opinion of Mark G. Otts as to matters of Louisiana law relevant to their opinions. All legal matters pertaining to the Company's organization, titles to property, franchises and the lien of the mortgage and all matters pertaining to Louisiana law will be passed upon by Mark G. Otts.

    The statements in this Prospectus as to matters of law and legal conclusions made under "Description of the Bonds" have been reviewed by Mark G. Otts and are set forth herein in reliance upon the opinion of said counsel and upon his authority as an expert.

PLAN OF DISTRIBUTION

METHODS AND TERMS OF SALE

    We may use a variety of methods to sell the bonds, including:

(a) through one or more underwriters or dealers;

(b) directly to one or more purchasers;

(c) through one or more agents; or

(d) through a combination of any such methods of sale.

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The prospectus supplement relating to a particular series of the bonds will describe the terms of the offering of the bonds, including

- the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

- the initial public offering price;

- any underwriting discounts and other items constituting underwriters' compensation;

- the proceeds to us from such sale; and

- any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

UNDERWRITERS

    If we sell the bonds through underwriters, the underwriters will acquire the bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase the bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

    The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

STABILIZING TRANSACTIONS

    Any underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the bonds to be higher than it would be if these transactions had not occurred.

AGENTS

    If we sell the bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the bonds, as well as any commissions we will pay to them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

RELATED TRANSACTIONS

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

INDEMNIFICATION

    We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

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